CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our report dated May 23, 2025, relating to the financial statements and financial highlights of GQG Partners Emerging Markets Equity Fund, GQG Partners Global Quality Equity Fund, GQG Partners US Select Quality Equity Fund, GQG Partners Global Quality Value Fund, GQG Partners International Quality Value Fund and GQG Partners US Quality Value Fund, which appears in The Advisors’ Inner Circle Fund III’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 29, 2025